EXHIBIT 14

                          LASALLE/KROSS PARTNERS, L.P.
                                    Suite 500
                             350 E. Michigan Avenue
                            Kalamazoo, Michigan 49007

                            Telephone (616) 344-4993


                                  June 13, 1997


   Mr. Carl E. Root
   Vice President and Secretary
   Permanent Bancorp, Inc.
   101 Southeast Third Street
   Evansville, Indiana 47708

        Re:  Notice of Intent to Nominate A Director

   Dear Mr. Root:

        This letter constitutes a notice of intent by LaSalle/Kross Partners, L.P. (the "Partnership"), to nominate one person for election as a director of Permanent Bancorp, Inc. (the "Corporation") at the 1997 Annual Meeting of Stockholders of the Corporation, scheduled to be held on July 22, 1997. This notice is being provided to you, as Secretary of the Corporation, pursuant to Article I, Section 6(c) of the Corporation's By-Laws. The Partnership owns of record 2,000 shares of the Corporation's common stock, par value $.01 per share (the "Common Stock"). The Partnership also beneficially owns an additional 140,900 shares of the Common Stock, which shares are held in a brokerage account at Bear, Stearns & Co.

        The Partnership hereby notifies the Corporation pursuant to Article I, Section 6(c) of the Corporation's By-Laws that the Partnership intends to nominate Terry G. Johnston for election to the Board of Directors of the Corporation at the 1997 Annual Meeting of Stockholders of the Corporation. As required by Article I, Section 6(c), also enclosed is the written consent of the proposed nominee to be named in the Partnership's proxy statement and to serve as a director of the Corporation if elected.

        The Partnership withdraws its notice of intent to nominate Wallace D. Riley and Robert C. Lucas, made on April 22, 1997.

        Set forth below is certain information, including that required by
   Article I, Section 6(c), of the Corporation's Bylaws. The information set forth below responds fully to all of the requirements of Article I,
   Section 6(c). In certain instances in which a disclosure item is not applicable or no disclosure is required to be made pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, no response has been provided below.

   (i)  As to the proposed nominee:

   A.   Name, Age, Business Address and Residence Address

   Terry G. Johnston is 55 years old. His business address is P.O. Box 368, Newburgh, Indiana 47629. His residence address is 6699 West Lake Road, Newburgh, Indiana 47630.

   B.   Principal Occupation or Employment

   Mr. Johnston is a partner in Equity+, an investment and financial services firm. Prior to forming Equity+ in January of 1997, Mr. Johnston was a commercial lending officer for Fidelity Federal Capital Corp. from October, 1995 to December, 1996. From 1990 to 1995 he served as Senior Vice President and Chief Lending Officer for Union Federal Savings Bank in Evansville, Indiana. Mr. Johnston served in several capacities with Bank One, Richmond, Indiana from 1977 to 1990.

   C.   Shares Owned Either Beneficially or Of Record.

   Mr. Johnston may be deemed to beneficially own 142,900 shares of the Common Stock beneficially owned by the Partnership. Mr. Johnston expressly disclaims beneficial ownership of such shares. Mr. Johnston owns no other shares of the Common Stock, either beneficially or of record.

   D.   Interest of Certain Persons in Matters to be Acted Upon

   Except as otherwise set forth herein, Mr. Johnston was not, within the past year, a party to any contract, arrangement or understanding with any person with respect to any securities of the Corporation, including, but not limited to joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies.

   Except as otherwise set forth herein, Mr. Johnston has no arrangement or understanding with any person with respect to any future employment with the Corporation or its affiliates or with respect to any future transactions to which the Corporation or any of its affiliates will or may be a party.

   E. Other information relating to such person that is required to be disclosed in a solicitation of proxies for the election of directors, or is otherwise required, pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended.

   Directorships of Other Publicly Owned Companies

   Mr. Johnston is not presently serving as a director of any corporation, partnership or other entity that has a class of equity securities registered under the Securities Exchange Act of 1934, as amended, or subject to the requirements of 15(d) of the such Act or any company registered as an investment company under the Investment Company Act of 1940.


   Material Proceedings Adverse to the Corporation

   To the Partnership's best knowledge, and based on information provided by the nominee, there are no material proceedings to which Mr. Johnston or any of his associates is a party adverse to the Corporation or any of its subsidiaries, and neither Mr. Johnston nor any associate of Mr. Johnston has a material interest adverse to the Corporation or any of its subsidiaries.


   Positions or Offices with the Corporation

   Mr. Johnston holds no position or office with the Corporation.


   Arrangements or Understandings with Other Persons

   Mr. Johnston has an understanding with the Partnership pursuant to which the Partnership has requested him to serve as its representative on the Board of Directors of the Corporation, and he has agreed to do so, without compensation from the Partnership of any sort whatsoever. The Partnership has agreed to reimburse Mr. Johnston for any out-of-pocket expenses that he incurs in connection with the Partnership's intended solicitation of proxies for use at the 1997 Annual Meeting of Stockholders of the Corporation, but has no other arrangements or understandings with Mr. Johnston. To the Partnership's knowledge, Mr. Johnston has no arrangement or understanding with any other person pursuant to which he was or is to be selected as a director or nominee for election as a director of the Corporation.


   Absence of any Family Relationships

   Mr. Johnston has no family relationship with any director or officer of the Corporation. There is no family relationship between Mr. Johnston and any partner of the Partnership or any person who controls any partner of the Partnership.


   Absence of Involvement in Certain Legal Proceedings

   To the best knowledge of the Partnership, and based on information provided by the nominee:

        (i) Since January 1, 1991 no petition under the Federal bankruptcy laws or any state insolvency law has been filed by or against Mr. Johnston and no receiver, fiscal agent or similar officer has been appointed by a court for business or property of Mr. Johnston. In addition, since January 1, 1991 no petition under the Federal bankruptcy laws or any state insolvency law has been filed by or against, and no receiver, fiscal agent or similar officer has been appointed by a court for business or property of any partnership in which Mr. Johnston is or was a general partner, or any corporation or business association of which he is or was an executive officer.

        (ii) Mr. Johnston has not been convicted in a criminal proceeding nor has he been named as the subject of any pending criminal proceeding (excluding traffic violations or similar misdemeanors).

        (iii) Since January 1, 1991, Mr. Johnston has not been the subject of any court order, judgment or decree, not suspended, reversed or vacated, permanently or temporarily enjoining (or otherwise limiting) him from (A) acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission ("CFTC") or any associated person of any of the foregoing, or as an investment advisor, underwriter, broker or dealer in securities, or an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or from engaging in or continuing any conduct or practice in connection with any such activity, (B) engaging in any type of business practice, or (C) engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of federal or state securities laws or federal commodities laws.

        (iv) Since January 1, 1991, Mr. Johnston has not been the subject of any order, judgment or decree not subsequently reversed, suspended or vacated, of a federal or state authority barring, suspending or otherwise limiting for more than 60 days his right to be engaged in any activity described in clause (iii) above, or to be associated with persons engaged in any such activity.

        (v) Since January 1, 1991, Mr. Johnston has not been found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission ("SEC") to have violated any federal or state securities law, or by a court of competent jurisdiction in a civil action or by the CFTC to have violated any federal commodities law, wherein the judgment in such civil action or finding by the SEC or the CFTC has not been subsequently reversed, suspended or vacated.


   Absence of Certain Transactions

   To the best knowledge of the Partnership, and based on information provided by the nominee:

        (i) Since April 1, 1996, neither Mr. Johnston nor any member of his immediate family has had any material interest in any transaction or any series of similar transactions to which the Corporation or any of its subsidiaries was a party, and neither Mr. Johnston nor any member of his immediate family has any material interest in any currently proposed transaction, or series of similar transactions to which the Corporation or any of its subsidiaries is a party.

        (ii) Since April 1, 1996, Mr. Johnston has not had any relationship of the nature described in Item 404(b) of Regulation S-K, promulgated by the SEC under the Securities Exchange Act of 1934, as amended. Specifically, since April 1, 1996, Mr. Johnston has not been an officer, director, partner or employee of, and has not owned (directly or indirectly) more than 10% of the equity interest in, any of the following types of organizations:

             (A) Any organization that has made or proposes to make payments to the Corporation or any of its subsidiaries for property or services;

             (B) Any organization to which the Corporation or any of its subsidiaries was indebted;

             (C) Any organization to which the Corporation or any of its subsidiaries has made or proposes to make payments for property or services; or

             (D) Any organization that provided legal services or investment banking services to the Corporation or any of its subsidiaries.

        (iii) Since April 1, 1996, neither Mr. Johnston nor any member of his immediate family nor any firm, corporation or organization of which he is an executive officer or director or the beneficial owner of 10% or more of any class of equity securities, nor any trust or other estate in which he has a substantial beneficial interest or as to which he serves as a trustee or in a similar capacity, was indebted to the Corporation or any of its subsidiaries in excess of $60,000 at any time.

   Section 16 Compliance

   Mr. Johnston is not required to file reports under Section 16 of the Securities Exchange Act of 1934, as amended, with respect to the Common Stock of the Corporation.

   (ii) As to the Partnership:

        (A)  The name and record address of the Partnership is:

             LaSalle/Kross Partners, Limited Partnership
             350 East Michigan, Suite 500
             Kalamazoo, Michigan  49007

        (B) As indicated in an amended Schedule 13D, dated as of June 4, 1997 and filed with the Securities and Exchange Commission, the Partnership is the beneficial owner of 142,900 shares of Common Stock, par value $0.01 per share, of the Corporation.

                                 Very truly yours,

                                 LASALLE/KROSS PARTNERS, L.P.

                                 By:  LaSalle Capital Management, Inc.

                                      By: /s/ Richard J. Nelson
                                           Richard J. Nelson, President

                           CONSENT OF PROPOSED NOMINEE

        I, Terry G. Johnston, hereby consent to be named in the proxy statement of LaSalle/Kross Partners, L.P., to be used in connection with its solicitation of proxies from the shareholders of Permanent Bancorp, Inc., for use in voting at the 1997 Annual Meeting of Stockholders of Permanent Bancorp, Inc., and I hereby consent and agree to serve a director of Permanent Bancorp, Inc., if elected at such Annual Meeting.


                                 /s/ Terry G. Johnston
                                 Terry G. Johnston

   Dated:  June 13, 1997